EXHIBIT 99.1

FOR IMMEDIATE RELEASE | July 13, 2021

Delaware Department of Justice

Contact: Mat Marshall at (302) 577-8898 or Caroline De Jose at caroline.dejose@delaware.gov

State Resolves Natural Resource Damage Claims

The State of Delaware and E. I. du Pont de Nemours and Company, The Chemours Company, DuPont de Nemours, Inc. and Corteva, Inc, (the “Companies”), businesses with a long history of operations within the State, today announced a settlement agreement designed to benefit Delaware’s natural resources and the people of the State of Delaware now, and well into the future.

Under the settlement agreement, the Companies will agree to pay $50 million for environmental restoration, improvement, sampling and analysis, community environmental justice and equity grants, and other natural resource needs.  The Companies will fund up to an additional $25 million if they settle similar claims with other states for more than $50 million. The settlement resolves the Companies’ responsibility for damages caused by releases of historical compounds within or impacting the State, including per- and polyfluoroalkyl substances (generically referred to as “PFAS”), subject to certain limitations and preservations. Consistent with the cost-sharing arrangement entered into by the Companies in January of this year, of the $50 million, DuPont and Corteva will each contribute $12.5 million and Chemours will contribute $25 million.

“We all need to work collaboratively, fervently, and quickly to restore our natural resources and support our most vulnerable communities,” said AG Jennings. “Today’s agreement moves us miles ahead in that work. This is the most significant environmental settlement that the State of Delaware has ever secured, and it is being delivered on a timeline that matches the urgency of this moment. The real work still lies ahead, but I am grateful that everyone came to the table to chart a constructive path forward for Delaware, and I commit that our office will keep working to ensure justice – including environmental justice – for everyone in this state.”

“These companies have a long, proud history in our state. This agreement is a natural extension of that legacy and signifies a commitment to continue investing in the quality of life of our citizens and the health of our environment,” said Governor Carney.

Mark Newman, CEO of Chemours, said “We are privileged to live and work in this great state, and our actions today were very much motivated by our commitment to make a meaningful difference in the community we call home and our historical relationship with the state of Delaware.  Rather than engaging in protracted and costly litigation, the State and our companies have set aside our differences and come together to put Delaware and its residents first.”

EXHIBIT 99.1

“This settlement could not have been achieved without the goodwill and assistance of all parties.” said Ed Breen, Executive Chairman and Chief Executive Officer of DuPont.  “That goodwill is borne out of the Companies’ more than 200-year relationship to the State, its people, and its economy.”

“Corteva could not have become who we are today without the people of Delaware, who are our neighbors and employees.  That creates a special connection with the State and its people,” said Jim Collins, CEO of Corteva.

The settlement is the result of an extensive investigation into the environmental impacts of legacy industrial activities in Delaware led by the Attorney General’s Office.  That investigation remains ongoing and is expected to result in additional recoveries from other parties or enforcement actions.  This settlement does not release or affect the liability of any other parties that may have caused damage to Delaware’s natural resources, including PFAS contamination.

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